Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.mmc.com
                Exhibit 99.1
NEWS RELEASE
MARSH & McLENNAN COMPANIES REPORTS STRONG FIRST QUARTER 2020 RESULTS Underlying Revenue Increases 5%
GAAP Operating Income Rises 14% to $1.1 billion
Strong Growth in Adjusted Operating Income of 15% to $1.2 billion
GAAP EPS Rises 6% to $1.48 and Adjusted EPS Increases 8% to $1.64
NEW YORK, April 30, 2020 – Marsh & McLennan Companies, Inc. (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy and people, today reported financial results for the first quarter ended March 31, 2020.
Dan Glaser, President and CEO, said, “Marsh & McLennan had an excellent first quarter. We marked the one-year anniversary of our acquisition of JLT and are realizing the benefits of the combination. In the quarter, we grew total revenue 14% and delivered strong underlying revenue growth of 5%, with underlying growth across both Risk and Insurance Services and Consulting. We also increased our adjusted operating income by 15%, adjusted margin by 80 basis points and adjusted EPS by 8%.
Although the COVID-19 pandemic will affect all businesses in 2020, Marsh & McLennan has proven to be a resilient firm with unique capabilities, talent and expertise that will allow us to help our clients in this time of need.”
Consolidated Results
Consolidated revenue in the first quarter of 2020 was $4.7 billion, an increase of 14%, or 5% on an underlying basis, compared with the first quarter of 2019. Underlying revenue growth is calculated as if Marsh & McLennan and Jardine Lloyd Thompson were a combined company a year ago, but excludes the impact of currency, other acquisitions, dispositions, and transfers among businesses. Operating income was $1.1 billion compared with $938 million in the prior year. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 15% to $1.2 billion.
Net income attributable to the Company was $754 million, or $1.48 per diluted share, in the first quarter. This compares with $716 million, or $1.40 per diluted share, in the prior year. Adjusted earnings per share rose 8% to $1.64 compared with $1.52 for the prior year period.

Risk & Insurance Services
Risk & Insurance Services revenue was $2.9 billion in the first quarter of 2020, an increase of 20% compared with the first quarter 2019, or 5% on an underlying basis. Operating income of $854 million increased 17% from the prior year. Adjusted operating income rose 20% to $932 million compared with $775 million in the prior year.
Marsh's revenue in the first quarter was $2.1 billion, an increase of 5% on an underlying basis. In U.S./Canada, underlying revenue also rose 5%. International operations produced underlying revenue growth of 4%, reflecting growth of 6% in Asia Pacific, 4% in EMEA and 3% in Latin America.
Guy Carpenter's revenue in the first quarter was $827 million, an increase of 7% on an underlying basis.
Consulting
Consulting revenue in the first quarter was $1.8 billion, an increase of 5%, or 3% on an underlying basis. Operating income increased 1% to $282 million compared with $279 million in the prior year. Adjusted operating income declined 1% to $289 million compared with $291 million in the prior year.
Mercer's revenue was $1.3 billion in the first quarter, an increase of 5% on an underlying basis. Health, with revenue of $486 million, rose 8% on an underlying basis. Wealth revenue of $592 million increased 3% on an underlying basis, and Career revenue of $173 million increased 2% on an underlying basis.
Oliver Wyman’s revenue was $511 million, flat with the first quarter of 2019 on an underlying basis.
Other Items
In January, Marsh & McLennan Agency (MMA) closed the acquisitions of Ironwood Insurance Services, LLC and Momentous Insurance Brokerage. On April 1, 2020, MMA announced the acquisition of Assurance Holdings, Inc., one of the leading independent agencies in the U.S.
During the first quarter of 2020, the Company repaid $500 million of senior notes.
Conference Call
A conference call to discuss first quarter 2020 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 888 204 4368. Callers from outside the United States should dial +1 323 794 2423. The access code for both numbers is 3870718. The live audio webcast may be accessed at mmc.com. A replay of the webcast will be available approximately two hours after the event.

About Marsh & McLennan Companies
Marsh & McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s 76,000 colleagues advise clients in over 130 countries.
With annual revenue of $17 billion, Marsh & McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh advises individual and commercial clients of all sizes on insurance broking and innovative risk management solutions. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and wellbeing for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit mmc.com, follow us on LinkedIn and Twitter @mmc_global or subscribe to BRINK.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would."

Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:

•
the financial and operational impact of the coronavirus global pandemic on our revenue and ability to generate new business, our overall level of profitability and cash flow, and our liquidity, particularly the timeliness and ultimate collectability of our receivables;

•
the impact of disruption in the credit or financial markets, or changes to our credit ratings, including as a result of COVID-19, on our ability to access capital or repay our significant outstanding indebtedness on favorable terms and our compliance with the covenants contained in the agreements that govern our indebtedness;

•
the impact from lawsuits, other contingent liabilities and loss contingencies arising from errors and omissions, breach of fiduciary duty or other claims against us, including claims related to pandemic coverage;

•
our ability to manage risks associated with our investment management and related services business, particularly in the context of volatile equity markets caused by COVID-19, including our ability to execute timely trades in light of increased trading volume and to manage potential conflicts of interest between investment consulting and fiduciary management services;

•
our ability to compete effectively and adapt to changes in the competitive environment, including to respond to technological change, disintermediation, digital disruption and other types of innovation;

•	our ability to attract and retain industry leading talent;

•
our ability to maintain adequate safeguards to protect the security of our information systems and confidential, personal or proprietary information, particularly given the large volume of our vendor network and the need to identify and patch software vulnerabilities, including those in the existing JLT information systems;

•	the impact of investigations, reviews, or other activity by regulatory or law enforcement authorities;

•
the financial and operational impact of complying with laws and regulations where we operate and the risks of noncompliance with such laws, including anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, U.K. Anti-Bribery Act, trade sanctions regimes and cybersecurity and data privacy regulations such as the E.U.’s General Data Protection Regulation;

•	the regulatory, contractual and reputational risks that arise based on insurance placement activities and various insurer revenue streams;

•	our ability to successfully recover if we experience a business continuity problem due to cyberattack, natural disaster or otherwise; and

•	the impact of changes in tax laws, guidance and interpretations, including certain provisions of the U.S. Tax Cuts and Jobs Act, or disagreements with tax authorities.
The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.
Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue	$4,651	$4,071
Expense:
Compensation and Benefits	2,555	2,282
Other Operating Expenses	1,026	851
Operating Expenses	3,581	3,133
Operating Income	1,070	938
Other Net Benefit Credits	64	64
Interest Income	2	28
Interest Expense	(127)	(120)
Investment (Loss) Income	(2)	5
Acquisition Related Derivative Contracts	—	29
Income Before Income Taxes	1,007	944
Income Tax Expense	240	217
Net Income Before Non-Controlling Interests	767	727
Less: Net Income Attributable to Non-Controlling Interests	13	11
Net Income Attributable to the Company	$754	$716
Net Income Per Share Attributable to the Company:
- Basic	$1.49	$1.42
- Diluted	$1.48	$1.40
Average Number of Shares Outstanding
- Basic	505	505
- Diluted	510	511
Shares Outstanding at March 31	506	507

The Company acquired JLT on April 1, 2019 and JLT's results are included in the Company's consolidated results of operations from that date. The three month period ended March 31, 2019 does not include JLT's results.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended March 31
(Millions) (Unaudited)
The Company conducts business in more than 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as the revenue impact of acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.
The calculation of underlying revenue growth for the three months ended March 31, 2020 includes the results of JLT. The column "2019 Including JLT" includes JLT's prior year first quarter revenue (See reconciliation of non-GAAP measures on page 12).

						Components of Revenue Change Including JLT*
	Three Months Ended March 31,		% Change GAAP Revenue	2019 Including JLT	% Change Including JLT in 2019	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2020	2019
Risk and Insurance Services
Marsh	$2,061	$1,737	19%	$1,969	5%	(2)%	1%	5%
Guy Carpenter	827	663	25%	781	6%	—	(1)%	7%
Subtotal	2,888	2,400	20%	2,750	5%	(1)%	1%	6%
Fiduciary Interest Income	23	23		27
Total Risk and Insurance Services	2,911	2,423	20%	2,777	5%	(1)%	1%	5%
Consulting
Mercer	1,251	1,155	8%	1,229	2%	(2)%	(2)%	5%
Oliver Wyman	511	518	(1)%	518	(1)%	(1)%	—	—
Total Consulting	1,762	1,673	5%	1,747	1%	(1)%	(1)%	3%
Corporate/Eliminations	(22)	(25)		(25)
Total Revenue	$4,651	$4,071	14%	$4,499	3%	(1)%	—	5%
Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

						Components of Revenue Change Including JLT*
	Three Months Ended March 31,		% Change GAAP Revenue	2019 Including JLT	% Change Including JLT in 2019	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2020	2019
Marsh:
EMEA	$754	$633	19%	$740	2%	(2)%	—	4%
Asia Pacific	238	165	44%	232	3%	(2)%	(1)%	6%
Latin America	91	78	16%	100	(10)%	(10)%	(3)%	3%
Total International	1,083	876	24%	1,072	1%	(3)%	—	4%
U.S./Canada	978	861	14%	897	9%	—	4%	5%
Total Marsh	$2,061	$1,737	19%	$1,969	5%	(2)%	1%	5%
Mercer:
Wealth	592	543	9%	598	(1)%	(2)%	(2)%	3%
Health	486	442	10%	461	5%	(1)%	(2)%	8%
Career	173	170	2%	170	2%	(2)%	1%	2%
Total Mercer	$1,251	$1,155	8%	$1,229	2%	(2)%	(2)%	5%

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures - Actual as Reported
Three Months Ended March 31
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as "GAAP" or "reported" results). The Company also refers to and presents below certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation purposes and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views our businesses, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three months ended March 31, 2020 and 2019. The following tables also present adjusted operating margin. In 2019, the Company changed its methodology for calculating adjusted operating margin due to the significant amount of identified intangible asset amortization related to the JLT Transaction, on April 1, 2019. For the three months ended March 31, 2020 and 2019, adjusted operating margin is calculated by dividing the sum of adjusted operating income plus identified intangible asset amortization by consolidated or segment adjusted revenue.

The information presented below represents the actual as reported results for the three months ended March 31, 2020 and 2019. Results for the three months ended March 31, 2019 are for MMC only, as previously reported, and do not include JLT results.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended March 31, 2020
Operating income (loss)	$854	$282	$(66)	$1,070
Operating margin	29.4%	16.0%	N/A	23.0%
Add (Deduct) impact of Noteworthy Items:
Restructuring, excluding JLT (a)	2	4	3	9
Changes in contingent consideration (b)	3	(4)	—	(1)
JLT integration and restructuring costs (c)	61	10	9	80
JLT acquisition-related costs (d)	12	1	—	13
Disposal of businesses (e)	—	(4)	—	(4)
Operating income adjustments	78	7	12	97
Adjusted operating income (loss)	$932	$289	$(54)	$1,167
Total identified intangible amortization expense	$72	$14	$—	$86
Adjusted operating margin	34.5%	17.2%	N/A	27.0%

As Reported Results
Three Months Ended March 31, 2019
Operating income (loss), as reported	$733	$279	$(74)	$938
Operating margin	30.2%	16.7%	N/A	23.0%
Add (Deduct) impact of Noteworthy Items:
Restructuring, excluding JLT (a)	5	11	2	18
Adjustments to acquisition related accounts (b)	10	1	—	11
JLT integration and restructuring costs (c)	19	—	17	36
JLT acquisition-related costs (d)	6	—	5	11
Other	2	—	—	2
Operating income adjustments	42	12	24	78
Adjusted operating income (loss)	$775	$291	$(50)	$1,016
Total identified intangible amortization expense	$41	$10	$—	$51
Adjusted operating margin	33.6%	18.0%	N/A	26.2%

(a) Includes severance and related charges from restructuring activities, adjustments to restructuring liabilities for future rent under non-cancellable leases and other real estate costs, and restructuring costs related to the integration of recent acquisitions. Risk & Insurance Services reflects severance and related charges from non-JLT merger integration costs. Consulting reflects severance related to the Mercer restructuring program.

(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) Includes costs incurred for staff reductions, lease related exit costs as well as legal and consulting costs related to the JLT integration.
(d) Reflects retention costs in the Risk & Insurance Services and Consulting segments and legal fees at corporate related to the closing of the JLT Transaction.
(e) Reflects the gain on sale of India H&B business at Mercer.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31,
(Millions) (Unaudited)

Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after tax impact of the operating income adjustments set forth in the preceding tables and investments gains or losses related to the impact of mark-to-market adjustments on certain equity securities. Adjustments also include JLT acquisition related items, including change in fair value of derivative contracts, financing costs and interest income on funds held in escrow. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by MMC's average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three months ended March 31, 2020 and 2019. Results for the three months ended March 31, 2019 are for MMC only, as previously reported, and do not include JLT results.

	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$767			$727
Less: Non-controlling interest, net of tax		13			11
Subtotal		$754	$1.48		$716	$1.40
Operating income adjustments	$97			$78
Investments adjustment (a)	1			(4)
Change in fair value of acquisition related derivative contracts (b)	—			(29)
Financing costs (c)	—			54
Interest on funds held in escrow (d)	—			(25)
Impact of income taxes on above items	(17)			(12)
		81	0.16		62	0.12
Adjusted income, net of tax		$835	$1.64		$778	$1.52

(a) The Company recorded mark-to-market losses of $1 million and gains of $4 million for the three month period ended March 31, 2020 and March 31, 2019, respectively, which are included in investment (loss) income in the consolidated statements of income.

(b) Reflects the change in fair value of derivatives that were not redesignated as accounting hedges following the JLT acquisition, a deal contingent foreign exchange contract and derivative contracts related to debt issuances.

(c) Reflects interest expense on debt issuances and amortization of bridge financing fees related to the acquisition of JLT (prior to April 1, 2019).
(d) Interest income earned on funds held in escrow related to the JLT acquisition (prior to April 1, 2019).

Marsh & McLennan Companies, Inc.
Supplemental Information
Three Months Ended March 31,
(Millions) (Unaudited)

	Three Months Ended March 31,
	2020	2019
Consolidated
Compensation and Benefits	$2,555	$2,282
Other Operating Expenses	1,026	851
Total Expenses	$3,581	$3,133

Depreciation and amortization expense	$97	$74
Identified intangible amortization expense	86	51
Total	$183	$125

Stock option expense	$16	$15

Risk and Insurance Services
Compensation and Benefits	$1,452	$1,221
Other Operating Expenses	605	469
Total Expenses	$2,057	$1,690

Depreciation and amortization expense	$52	$32
Identified intangible amortization expense	72	41
Total	$124	$73

Consulting
Compensation and Benefits	$991	$956
Other Operating Expenses	489	438
Total Expenses	$1,480	$1,394

Depreciation and amortization expense	$28	$24
Identified intangible amortization expense	14	10
Total	$42	$34

The Company acquired JLT on April 1, 2019 and JLT's results are included in the Company's consolidated results of operations from that date. The three month period ended March 31, 2019 does not include JLT's results.

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,480	$1,155
Net receivables	5,558	5,236
Other current assets	711	677
Total current assets	7,749	7,068

Goodwill and intangible assets	17,075	17,445
Fixed assets, net	850	858
Pension related assets	1,619	1,632
Right of use assets	1,885	1,921
Deferred tax assets	694	676
Other assets	1,519	1,757
TOTAL ASSETS	$31,391	$31,357

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$2,409	$1,215
Accounts payable and accrued liabilities	2,611	2,746
Accrued compensation and employee benefits	1,018	2,197
Current lease liabilities	334	342
Accrued income taxes	256	179
Dividends payable	231	—
Total current liabilities	6,859	6,679

Fiduciary liabilities	7,661	7,344
Less - cash and investments held in a fiduciary capacity	(7,661)	(7,344)
	—	—
Long-term debt	11,231	10,741
Pension, post-retirement and post-employment benefits	2,248	2,336
Long-term lease liabilities	1,898	1,926
Liabilities for errors and omissions	343	335
Other liabilities	1,361	1,397

Total equity	7,451	7,943
TOTAL LIABILITIES AND EQUITY	$31,391	$31,357

Marsh & McLennan Companies, Inc.
Consolidated Statements of Cash Flows
(Millions) (Unaudited)

	Three Months Ended March 31,
	2020	2019
Operating cash flows:
Net income before non-controlling interests	$767	$727
Adjustments to reconcile net income to cash provided by operations:
Depreciation and Amortization	183	125
Non cash lease expense	80	68
Share-based compensation expense	72	57
Change in fair value of acquisition-related derivative contracts and other	(2)	(61)

Changes in Assets and Liabilities:
Accrued compensation and employee benefits	(1,178)	(886)
Net receivables	(313)	(309)
Other changes to assets and liabilities	(64)	179
Contributions to pension & other benefit plans in excess of current year expense/credit	(85)	(80)
Operating lease liabilities	(86)	(73)
Effect of exchange rate changes	(12)	(23)
Net cash used for operations	(638)	(276)
Financing cash flows:
Borrowings from term-loan and credit facilities	2,000	—
Net increase in commercial paper	193	748
Proceeds from issuance of debt	—	6,462
Repayments of debt	(503)	(3)
Acquisition-related derivative payments	—	(129)
Net issuance of common stock from treasury shares	(68)	(9)
Net distributions of non-controlling interests and deferred/contingent consideration	(50)	(33)
Dividends paid	(232)	(210)
Net cash provided by financing activities	1,340	6,826
Investing cash flows:
Capital expenditures	(118)	(73)
Net sales of long-term investments and other	73	26
Acquisitions	(200)	(140)
Net cash used for investing activities	(245)	(187)
Effect of exchange rate changes on cash and cash equivalents	(132)	47
Increase in cash and cash equivalents and cash held in escrow	325	6,410
Cash and cash equivalents at beginning of period	1,155	1,066
Cash balances, end of period:
Cash and cash equivalents at end of period	$1,480	$1,117
Funds held in escrow for acquisition	—	6,359
Total	$1,480	$7,476

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures - 2019 Revenue Including JLT
Three Months Ended March 31, 2019
(Millions) (Unaudited)
On April 1, 2019, the Company completed its previously announced acquisition of Jardine Lloyd Thompson Group, plc. JLT results of operations for the three months ended March 31, 2020 are included in the Company’s results of operations for the first quarter of 2020. Prior periods in 2019 do not include JLT’s results. Prior to being acquired by the Company, JLT operated in three segments, Specialty, Reinsurance and Employee Benefits. As of April 1, 2019, the historical JLT businesses were combined into MMC operations as follows: JLT Specialty was included by geography within Marsh, JLT Reinsurance was included within Guy Carpenter and the majority of the JLT Employee Benefits business was included in Mercer Health and Wealth.
The JLT Transaction had a significant impact on the Company’s results of operations in 2019. The Company believes that in addition to the change in reported GAAP revenue, a comparison of 2020 revenue to the combined 2019 revenue of MMC and JLT would provide investors useful information about the year-over-year results.
The table below sets forth revenue information as if the companies were combined on January 1, 2019. Consolidated revenue in 2019 for the three months ended March 31, 2019 "MMC as previously reported" does not include JLT revenue for the period from January 1 to March 31, 2019. The "2019 Including JLT" revenue information set forth in the table below presents revenue information as if the companies were combined on January 1, 2019 and is not necessarily indicative of what the results would have been had we operated the business since January 1, 2019.
The MMC revenue amounts are as previously reported by the Company in its quarterly filings on Form 10-Q for the applicable periods. JLT 2019 revenue information is derived using the same policies and adjustments as the "JLT Supplemental Information - Revenue Analysis" furnished to the SEC on June 6, 2019 on Form 8-K, and includes the revenue from JLT’s aerospace business.

Three Months Ended March 31, 2019
MMC As Previously Reported
Risk & Insurance Services
Marsh	$1,737
Guy Carpenter	663
Subtotal	2,400
Fiduciary Interest Income	23
Total Risk & Insurance Services	2,423
Consulting
Mercer	1,155
Oliver Wyman	518
Total Consulting	1,673
Corporate/Eliminations	(25)
Total Revenue	$4,071

JLT 2019
Specialty (Marsh)	$232
Reinsurance (Guy Carpenter)	118
Employee Benefits (Mercer)	74
Subtotal	424
Fiduciary Interest Income	4
Total Revenue	$428

2019 Including JLT
Marsh	$1,969
Guy Carpenter	781
Subtotal	2,750
Fiduciary Interest Income	27
Total Risk & Insurance Services	2,777
Consulting
Mercer	1,229
Oliver Wyman	518
Total Consulting	1,747
Corporate/Eliminations	(25)
Total Revenue	$4,499